Exhibit 4.3

                  WISCONSIN CENTRAL TRANSPORTATION CORPORATION
                    1998 STOCK OPTION PLAN FOR NEW DIRECTORS

                                    SECTION 1
                                     PURPOSE

     The purpose of this 1998 STOCK OPTION PLAN FOR NEW DIRECTORS ("Plan") of WISCONSIN CENTRAL TRANSPORTATION CORPORATION ("Company") is to promote the long-term interests of the Company by retaining qualified and experienced persons to serve as directors of the Company and by providing additional incentive for directors of the Company to work for the success of the Company through continuing ownership of the Company's common stock.


                                   SECTION 2
                                  DEFINITIONS

     2.1. Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:

     (a)  "Board" means the Board of Directors of the Company.

     (b) "Code" means the Internal Revenue Code of 1986, as amended.

     (c)  "Company"  means  Wisconsin  Central  Transportation   Corporation,  a
          Delaware corporation, and any successor thereto.

     (d) "Fair Market Value" means, with respect to the Stock on any date, the closing price per share of the Stock on the last trading day prior to that date, as reported by NASDAQ and published in The Wall Street Journal (Midwest Edition) or, if listed on a stock exchange, as reported in the published reports of composite transactions for the exchange.

     (e) "Option" means the right to purchase Stock at a stated price for a specified period of time.

     (f) "Participant" means any holder of an Option granted pursuant to this Plan.

     (g) "Stock" means the common stock of the Company, $0.01 par value.


                                    SECTION 3
                         ELIGIBILITY AND PARTICIPATION

     3.1. Eligibility and Participation. Participants in this Plan shall be Thomas E. Evans and John W. Rowe who are and shall be directors of the Company (not employees of the Company) at the date of the grant of Options under Section 6 of this Plan.


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                                   SECTION 4
                              POWERS OF THE BOARD

     4.1. Adoption of the Plan. Adoption of this Plan by the Board of Directors shall be the only action required to authorize the issuance of the Options to the Participants under the Plan.

     4.2. Administration. The Board shall be responsible for the administration of this Plan. The Board, by majority action, shall have the sole and absolute power and authority to prescribe, amend and rescind rules and regulations relating to this Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company and to make all other determinations necessary or advisable for the administration and interpretation of this Plan in order to carry out its provisions and purposes. Determinations, interpretations, or other actions made or taken by the Board pursuant to the provisions of this Plan shall be final, binding and conclusive for all purposes and upon all persons.


                                    SECTION 5
                              STOCK SUBJECT TO PLAN

     5.1. Maximum Number of Shares. The aggregate number of shares of Stock which may be issued pursuant to Options granted under this Plan shall not exceed 25,000, subject to adjustment pursuant to Sections 5.2 of this Plan. Such shares may be authorized and unissued shares or shares reacquired by the Company and held as treasury shares.

     5.2. Adjustments in Capitalization. In the event of any stock dividend or stock split, recapitalization, merger, consolidation, combination, spin-off, distribution of assets to stockholders, exchange of shares or other similar corporate change, the number of shares subject to outstanding Options and the respective prices applicable to outstanding Options may be appropriately adjusted by the Board, whose determination shall be conclusive, provided, however, that any fractional shares resulting from any such adjustment shall be disregarded. Upon a merger of the Company in which the Company is not the surviving corporation, each Option granted under this Plan and outstanding at the effective date of the transaction which is neither assumed by the surviving corporation nor replaced with options issued by the surviving corporation shall expire on the effective date of the transaction.


                                    SECTION 6
                                 STOCK OPTIONS

     6.1. Automatic Grants of Options. All grants of options under this Plan shall be automatic and nondiscretionary and subject to the terms and conditions of this Section 6.

     6.2. Grant of Options. Each Participant shall be granted an Option to purchase 12,500 shares of Stock on the day following the adoption of this Plan.


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     6.3.  Option Price.  The purchase  price of each share of Stock that may be purchased upon exercise of an Option shall be the Fair Market Value of one share of Stock on the day following the date on which each Participant was elected as a director.

     6.4. Exercisability of Options. Options awarded under this Plan shall be exercisable at any time not earlier than six months after the date of grant and not later than 10 years after the date of grant (subject to earlier termination as provided in this Plan).

     6.5. Tax Status of Options. Options granted pursuant to this Plan shall not be "incentive stock options" as defined in Section 422 of the Code.

     6.6. Option Agreements. Options granted pursuant to this Plan shall be evidenced by an Option Agreement which shall refer to this Plan, specify the terms of the Option and make such other provisions (consistent with the other provisions of this Plan) as the Board considers appropriate.

     6.7. Exercise and Payment. A Participant may exercise an Option by delivery to the Company of a written notice specifying the number of shares of Stock with respect to which the Option is being exercised, accompanied by payment (in accordance with Section 6.9 of this Plan) of the purchase price of the shares to be purchased. As soon as practicable after receipt of a written notice of exercise and full payment of the exercise price and compliance with all other conditions of the Option grant, the Company shall issue to the Participant a certificate representing the acquired shares of Stock.

     6.8. Withholding Taxes. The Company shall have the right, prior to delivery of any certificate representing shares of Stock acquired upon exercise of an Option, to require the Participant to pay to the Company (in accordance with Section 6.9 of this Plan) an amount sufficient to satisfy any applicable withholding tax requirements, as determined by the Company.

     6.9. Payments. Payments of the exercise price and of any amounts required in respect of withholding taxes shall be made (i) in the form of a check or wire transfer, (ii) by surrendering a number of shares of Stock already owned by the Participant with a Fair Market Value on the date of exercise equal to the amount due, or (iii) by some combination of the methods described in (i) and (ii)).


                                   SECTION 7
                             TERMINATION OF OPTIONS

     7.1. Termination of Options. Options granted to a Participant under this Plan shall terminate one year after the Participant ceases for any reason to be a director of the Company.


                                   SECTION 8
                AMENDMENT, MODIFICATION AND TERMINATION OF PLAN

     8.1. Amendments by the Board. The Board at any time may terminate or suspend this Plan, and from time to time may amend or modify this Plan, provided, however, that the provisions of Section 6 of this Plan may not be amended (directly or indirectly) more than once every six months other than to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules thereunder.


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     8.2. No Impairment of Outstanding  Options.  No amendment,  modification or termination of this Plan shall in any manner adversely affect any Option theretofore granted under this Plan, without the consent of the Participant.


                                    SECTION 9
                            MISCELLANEOUS PROVISIONS

     9.1. Nontransferability of Options. No Options granted under this Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by beneficiary designation pursuant to Section 9.2 of this Plan, by will or by the laws of descent and distribution. All rights with respect to Options granted to a Participant under this Plan shall be exercisable during the Participant's lifetime only by the Participant or, in the event of his legal incapacity to do so, by his guardian or legal representative acting in a fiduciary capacity under state law on behalf of the Participant and under court supervision.

     9.2. Beneficiary Designation. Each Participant under this Plan may from time to time name any beneficiary or beneficiaries by whom any right under this Plan is to be exercised in case of Participant's death. In the absence of any such designation or if all persons designated shall not survive the Participant, the beneficiary under this Plan shall be, and rights under this Plan may be exercised by, the Participant's surviving spouse, if any, or otherwise by his estate.

     9.3. Requirements of Law. The granting of Options and the issuance of shares of Stock shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

     9.4. Term of Plan. This Plan shall be effective upon its adoption by the Board. No Option may be granted under this Plan more than 10 years after the date this Plan was adopted by the Board.

     9.5. Governing Law. This Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.


Adopted by the Board of Directors on December 2, 1998.


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